Exhibit 10.2

REAL ESTATE

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

WIRE WAY, LLC,
a Texas limited liability company

("Seller")

and

RCI HOLDINGS, INC.,
a Texas corporation

("Purchaser")

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into by and between WIRE WAY, LLC, a Texas limited liability company ("Seller"), and RCI HOLDINGS, INC., a Texas corporation ("Purchaser"), pursuant to the terms and conditions set forth herein.

W I T N E S S E T H:

WHEREAS, Seller is the owner of a certain real property consisting of approximately 4.637± acres of land, together with all rights, (excepting for mineral rights as set forth below) , title and interests of Seller in and to any and all improvements and appurtenances exclusively belonging or pertaining thereto (the "Property") located at 10557 Wire Way, Dallas (the "City"), Dallas County, Texas, which Property is more particularly described on Exhibit A attached hereto and incorporated herein by reference; and

WHEREAS, contemporaneously with the execution of this Agreement, North by East Entertainment, Ltd., a Texas limited partnership ("North by East"), is entering into an agreement with RCI Entertainment (Northwest Highway), Inc., a Texas corporation ("RCI Entertainment"), a wholly owned subsidiary of Rick's Cabaret International, Inc., a Texas corporation ("Rick's") for the sale and purchase of the assets of the business more commonly known as "Platinum Club II" that operates from and at the Property ("Asset Purchase Agreement"); and

WHEREAS, subject to and simultaneously with the closing of the Asset Purchase Agreement, Seller will enter into a lease with RCI Entertainment, as Tenant, for the Property, dated to be effective as of  the closing date, as defined in the Asset Purchase Agreement (the "Lease") attached hereto as Exhibit B and incorporated herein by reference; and

WHEREAS, subject to the closing of the Asset Purchase Agreement, the execution and acceptance by Seller of the Lease, and pursuant to the terms and provisions contained herein, Seller desires to sell and convey to Purchaser and Purchaser desires to purchase the Property.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01.  Purchase and Sale.  Pursuant to the terms and provisions contained herein, Seller hereby agrees to sell, transfer and convey by General Warranty Deed to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property, free and clear of all liens and encumbrances subject to any permitted exceptions mutually agreed to by the Parties (the “Permitted Exceptions”). Seller hereby reserves from this sale, all right, title and interest of Seller in and to the oil, gas and other non-surface minerals under the Property; provided, neither Seller nor Seller’s heirs, successors, lessees, assigns or grantees, shall ever use any portion of the surface of the Property for the development of or exploration for the oil, gas and other non-surface minerals reserved hereunder, any such use being expressly waived by Seller for all purposes and for all times.  The aforementioned General Warranty Deed shall include a provision reserving from the sale all right, title and interest of Seller in and to the oil, gas and other non-surface minerals under the Property; provided, neither Seller nor Seller’s heirs, successors, lessees, assigns or grantees, shall ever use any portion of the surface of the Property for the development of or exploration for the oil, gas and other non-surface minerals reserved hereunder, any such use being expressly waived by Seller for all purposes and for all times.

Section 1.02.  Disclaimer and Indemnity. THE PROPERTY SHALL BE CONVEYED AND TRANSFERRED TO PURCHASER “AS IS, WHERE IS AND WITH ALL FAULTS”.  EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER SET FORTH IN ARTICLE V OF THIS AGREEMENT, SELLER DOES NOT WARRANT OR MAKE ANY REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUANTITY, QUALITY, LAYOUT, FOOTAGE, PHYSICAL CONDITION, PERATION, COMPLIANCE WITH SPECIFICATIONS, ABSENCE OR LATENT DEFECTS OR COMPLIANCE WITH LAWS AND REGULATIONS (INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY AND THE ENVIRONMENT) OR ANY OTHER MATTER AFFECTING THE PROPERTY AND SELLER SHALL BE UNDER NO OBLIGATION WHATSOEVER TO UNDERTAKE ANY REPAIRS, ALTERATIONS OR OTHER WORK OF ANY KIND WITH RESPECT TO ANY PORTION OF THE PROPERTY.  FURTHER, PURCHASER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND SELLER’S REPRESENTATIVES FROM AND AGAINST ANY CLAIMS OR CAUSES OF ACTION ARISING OUT OF THE CONDITION OF THE PROPERTY BROUGHT BY ANY OF PURCHASER’S SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY, AGAINST SELLER OR SELLER’S REPRESENTATIVES.  INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER IN RESPECT OF THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES.  SELLER HAS NOT MADE AN INDEPENDENT INVESTIGATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ASSURACY OR COMPLETENESS THEREOF. PURCHASER HEREBY ASSUMES ALL RISK AND LIABILITY RESULTING FROM THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR OR OPERATION OF THE PROPERTY, WHICH PURCHASER WILL INSPECT AND ACCEPT “AS IS”.  IN THIS REGARD, PURCHASER ACKNOWLEDGES THAT (a) PURCHASER HAS NOT ENTERED INTO THIS AGREEMENT IN RELIANCE UPON ANY INFORMATION GIVEN TO PURCHAWSER PRIOR TO THE DATE OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, PROMOTIONAL MATERIALS OR FINANCIAL DATA , (b) PURCHASER WILL MAKE ITS DECISION TO PURCHASE THE PROPERTY BASED UPON PURCHASER’S OWN DUE DILIGENCE AND INVESTIGATIONS, (c) PURCHASER HAS SUCH KNOWLEDGE AND EXPERIENCE IN REAL ESTATE INVESTIGATION TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS PROVIDED IN THIS AGREEMENT, AND (d) PURCHASER IS FINANCIALLY ABLE TO BEAR THE ECONOMIC RISK OF THE LOSS OF SUCH INVESTMENT AND THE COST OF THE DUE DILIGENCE AND INVESTIGATIONS UNDER THIS AGREEMENT.  IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING.  Disclaimers similar to the foregoing in form satisfactory to Seller as well as Seller’s reservation of the mineral estate shall be inserted in any and all documents to be delivered by Seller to Purchaser at Closing.

ARTICLE II
PURCHASE PRICE, EARNEST MONEY AND INDEPENDENT CONSIDERATION

Section 2.01.  Purchase Price.  The purchase price (the "Purchase Price") to be paid by Purchaser to Seller for the Property acquired pursuant to this Agreement shall be Six Million and No/100 Dollars ($6,000,000.00).  Except as otherwise set forth herein, the Purchase Price shall be due and payable in cash at the Closing (as hereinafter defined) of the Property.

Section 2.02.  Earnest Money .   Contemporaneously with the execution of this Agreement, Purchaser shall deliver to Republic Title of Texas, Inc., Attention: Mel Morgan, 2626 Howell, 10th Floor, Dallas, Texas 75204 (the "Title Company"), the amount of One Hundred Thousand Dollars ($100,000.00) (the "Initial Earnest Money") in cash or immediately available funds.  The Initial Earnest Money is fully refundable until the later of June 10, 2008 or ten (10) days after the approval of RCI Entertainment’s application for a sexually oriented business license by the City of Dallas and the transfer of all other permits utilized to operate Platinum Club II, (but in no event later than August 31, 2008) after which date it becomes non-refundable but will continue to be held by the Title Company and shall be credited against the Purchase Price at Closing.

Section 2.03.  Additional Payments. Subject to and simultaneously with the closing of the Asset Purchase Agreement, Purchaser shall pay to Seller, directly, the sum of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) in cash or immediately available funds (the “Cash Payment”).   This Cash Payment delivered to Seller shall be immediately non-refundable.  If this transaction closes, the $1,500,000 Cash Payment delivered hereunder shall be credited against the Purchase Price at Closing.

Section 2.04.  Additional Earnest Money.   Commencing on such date 60 days from the closing and funding of the Asset Purchase Agreement and continuing each consecutive month thereafter until the Closing (as hereinafter defined), Purchaser shall deliver as additional  earnest money ("Additional Earnest Money") to the Title Company each month the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) in cash or immediately available funds until not later than the Closing.  Any and all Additional Earnest Money delivered to the Title Company shall be immediately non-refundable.  If this transaction closes, all Additional Earnest Money delivered hereunder shall be credited against the Purchase Price at Closing.  In the event that Purchaser does not deliver any portion of the Additional Earnest Money to Seller as set forth herein and such failure to deliver continues for a period of five (5) business days thereafter, then this Agreement may be terminated by either party as its sole remedy for such failure, and no party shall thereafter have any further obligation to the other hereunder.

ARTICLE III
SURVEY, TITLE BINDER, LEASES AND SOIL TESTS

Section 3.01.  Survey and Title Binder.  (a)  Seller and Purchaser acknowledge that Seller has delivered, or caused to be delivered, to Purchaser a copy of an existing on-the-ground survey (the "Survey") of the Property.

(b)           Within ten (10) days after the Date of Execution of this Agreement (as hereinafter defined), Seller shall deliver or cause to be delivered to Purchaser, at Seller's sole expense, at the address stated below, a copy of (i) a title commitment (the "Title Binder") addressed to Purchaser issued by  the Title Company, showing Purchaser and Seller as set forth in this Agreement, covering the Property and binding the Title Company to issue to Purchaser at the Closing, on behalf of    the Title Company (or its underwriter), a Texas Owner's Policy of Title Insurance on the standard form of policy prescribed by the Texas State Board of Insurance (the "Owner's Title Policy") in the aggregate amount of the Purchase Price for the Property to be acquired by Purchaser pursuant hereto, and (ii) copies of any and all instruments referred to in the Title Binder as constituting exceptions or restrictions upon or matters affecting the title of Seller to the Property, except that copies of any liens or any other matters which are to be released at or before the Closing may be omitted (the "Exception Documents").

(c)           Seller and Purchaser acknowledge that Seller has delivered, or caused to be delivered, to Purchaser true, correct, complete and legible copies of any and all leases or other conditions affecting or relating to the Property, whether such leases or conditions are presently in written form, valid or recorded.

(d)           Seller and Purchaser acknowledge that Seller has delivered, or caused to be delivered, to Purchaser a copy of the "as built" plans for the interior and exterior of the building located on the Property.

(e)           Seller and Purchaser acknowledge that Seller has delivered, or caused to be delivered, to Purchaser any and all soils and compaction tests (collectively, the "Soils Tests") and environmental tests and reports (the "Environmental Reports") performed by or on behalf of Seller or which Seller has in its possession relating to the Property.  Without in any way limiting or diminishing Seller's obligation hereunder, Purchaser shall have the right, at Purchaser's expense, to have the Seller's Soil Tests and Environmental Reports updated and/or reissued to Purchaser.

Section 3.02.  Review of Survey and Title Binder.  In the event any exceptions or reservations appear in the Title Binder or in the event the Survey is unacceptable to Purchaser, Purchaser's sole and exclusive remedy shall be to terminate this Agreement by written notice delivered to Seller on or before the date which is ten (10) business days after the date of Purchaser's receipt of all the items to be delivered referenced above in Section 3.01 and the Purchaser shall be entitled to immediately receive the return of the Initial Earnest Money.  If Purchaser does not exercise its right to terminate this Agreement in accordance with this Section 3.02, all matters contained in or on, and all of Purchaser's objections to, the Title Binder, Survey, Exception Documents and all other documents delivered hereunder or otherwise obtained by Purchaser pursuant to or in connection with this Agreement or the Property shall either be cured to the satisfaction of Purchaser or waived by Purchaser at or prior to the closing of the Asset Purchase Agreement.  In the event that the Purchaser does not waive any exceptions or reservations that appear, then Purchaser’s sole and exclusive remedy shall be to terminate this Agreement by written notice delivered to Seller and shall be entitled to immediately receive the return of the Initial Earnest Money.  Any matters to which Purchaser does not object or which Purchaser waives or is deemed to have waived shall be "Permitted Exceptions".  If Purchaser terminates this Agreement as provided in this Section 3.02, this Agreement shall terminate and no party hereunder shall thereafter have any further obligation to the other hereunder, except as otherwise provided herein.

ARTICLE IV
FEASIBILITY STUDY AND INSPECTION

Section 4.01.  Feasibility Study. (a) On or before (i) ten (10) days after the approval of RCI Entertainment’s application for sexually oriented business license by the City of Dallas and (ii) the transfer of all other permits utilized to operate the Platinum Club II (but in no event later than August 31, 2008), Purchaser may conduct its due diligence on the Property, including but not limited to, studies or tests or to conduct an engineering and/or economic feasibility study of the Property, which studies and tests may have included, without limitation, financial and marketing analyses, soil tests, topographical analysis, engineering studies, environmental studies and tests and similar preliminary work. Purchaser hereby expressly waives the right to any additional period of time for same.

(b)           Notwithstanding the foregoing, Purchaser shall indemnify and defend Seller and hold Seller harmless from and against any and all claims, liabilities or damages to the Property or against Seller caused by Purchaser's and/or Purchaser's authorized agents', representatives' or employees' actions during the or as a result of any inspection of the Property by such parties during such time period.

ARTICLE V
REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

Section 5.01.  Representations, Warranties and Covenants of Seller.  Seller represents, warrants and covenants to Purchaser as follows:

(a)           Organization, Good Standing and Qualification.  The Seller (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to operate its business, and (iii) is duly qualified to transact business and is in good standing in Texas.

(b)           Ownership of the Property.  As of the Closing, the Seller will be able to convey the Property free and clear of any lien, claims, equities, charges, options, rights of first refusal or encumbrances (save and except the Permitted Exceptions) as evidenced by the title commitment for the Property to be issued to Purchaser prior to the Closing and as evidenced by a title policy to be provided to Purchaser at the time of Closing.  Seller shall have at Closing the unrestricted right and power to transfer, convey and deliver full ownership of the Property without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority.  Upon the transfer of the Property to the Purchaser as contemplated herein, Purchaser will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions, subject to the agreed upon Permitted Exceptions, if any.

(c)           Authorization.  The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  All action on the part of the Seller necessary for the authorization, execution, delivery and performance of this Agreement has been taken by the Seller. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid and binding obligations of the Seller enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting creditors’ rights generally or by general equitable principles.

(d)           No Breaches; Consents.   The execution, delivery, and performance of this Agreement and the transactions contemplated hereby by the Seller does not:  (i) violate any provision of its Articles of Organization or Regulations; (ii) conflict with, violate, or constitute a breach of or a default under; (iii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Property; or (iv) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of:  (a) any applicable Legal Requirement; or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which the Seller is a party or by which the Property may be bound or affected.  For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties.  For purposes of this Agreement, "Legal Requirement" means any law, statute, injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

(e)           Proceedings Relating to Property.  There is no pending, or, to the best knowledge of the Seller, judicial, municipal or administrative proceedings with respect to, or in any manner affecting the Property or any portion thereof, including, without limitation, proceedings for or involving tenant evictions, collections, condemnations, eminent domain, alleged building code or zoning violations, personal injuries or property damage alleged to have occurred on the Property or by reason of the use and operation of the Property, or written notice of any attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws pending or threatened against the Seller or the Property itself, or the taking of the Property for public needs.

(f)           Public Improvements.  The Seller has no knowledge of any existing or proposed public improvements which involve or which may result in any charge being levied or assessed against the Property or which will or could result in the creation of any lien upon the Property or any part thereof.

(g)           Certificates.   To the best knowledge of Seller, all certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any Governmental Authority having jurisdiction over the Property have been obtained and are in full force and effect.

(h)           Material Defect.  The Seller has no knowledge of any material defects to the Property which have not been disclosed in writing to Purchaser (except as set forth in Exhibit C attached hereto and incorporated herein for all purposes).

(i)             Flooding.  The Seller has no knowledge of any flooding which has occurred on the Property.

(j)            Environmental.  To the best knowledge of Seller, the Property is not in violation of any state, local or federal statutes, laws, regulations, ordinances, or rules pertaining to health or the environment requirements affecting the Property and the Seller has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit relating to any environmental issue at the Property; provided however, Seller has disclosed to Purchaser that some or all of the Property was previously the location of a land fill and used for such purposes.  Seller expressly makes no representation or warranty to Purchaser with respect to the soils, environmental and ecological condition of the Property including, but not limited to, the presence of any Hazardous Materials in, on or beneath the surface of the Property or in the ground water or the surface water on, in, under or serving the Property.  Seller has produced a list of possible defects in the Property as set forth on Exhibit C, attached hereto.

(k)            Seller has disclosed that the mineral rights under the Property are not being sold to Purchaser.

(l)            ALL REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT SHALL SURVIVE THE CLOSING, SUBJECT TO ANY AND ALL APPLICABLE STATUTES OF LIMITATIONS EXPIRY.

Section 5.02.  Representations, Warranties and Covenants of Purchaser.  To induce Seller to enter into this Agreement and to sell the Property, Purchaser (and RCI Entertainment, where applicable) represent(s), warrant(s) and covenant(s) to Seller as follows:

(a)           Purchaser has full power to enter into this Agreement and to consummate the transactions provided for herein, and neither entering into this Agreement, nor consummating any of the transactions provided for herein, will result in or constitute a violation or breach by Purchaser of any lien, deed of trust, agreement or other instrument affecting the Property or to which Purchaser is a party or by which Purchaser is bound.

(b)           Purchaser will comply with all applicable laws, ordinances, regulations, statutes, codes, rules, orders, decrees, determinations, covenants and restrictions relating to the Property and every part thereof including those promulgated or imposed by any agency, department, commission, board, bureau or instrumentality of any governmental authority of the United States, the State of Texas, the City, the County of Dallas or any other local authority.

(c)           Purchaser and/or RCI Entertainment will maintain all permits, licenses and insurance policies required to operate a club and timely comply with all terms and conditions of the Lease, in accordance with the terms and conditions of the Lease and any uncured default under the Lease by the Purchaser and/or RCI Entertainment shall be a default of this Agreement.  Upon the occurrence of such uncured default, Seller may pursue any of the remedies set forth in Section 8.02.

(d)           Purchaser understands and consents to the Seller’s reservation from this sale, all right, title and interest of Seller in and to the oil, gas and other non-surface minerals under the Property; provided, neither Seller nor Seller’s heirs, successors, lessees, assigns or grantees, shall ever use any portion of the surface of the Property for the development of or exploration for the oil, gas and other non-surface minerals reserved hereunder, any such use being expressly waived by Seller for all purposes and for all times.

(e)           Prior to Closing and funding of the purchase contemplated by this Agreement, neither Purchaser nor RCI Entertainment, nor any of their parents, affiliates, subsidiaries or related companies shall voluntarily surrender the sexually oriented business license subsequent to its issuance to Purchaser or RCI Entertainment by the City of Dallas for use at the Property, nor shall Purchaser nor RCI Entertainment, nor any of their parent, affiliate, subsidiary or related companies seek to move said license to a location within 1000 feet of the Property, nor apply for an additional license within 1000 feet of the Property as measured under the City of Dallas’ sexually oriented business ordinance.

(f)           ALL REPRESENTATIONS AND WARRANTIES OF PURCHASER CONTAINED IN THIS AGREEMENT SHALL SURVIVE THE CLOSING, SUBJECT TO ANY AND ALL APPLICABLE STATUTES OF LIMITATIONS EXPIRY.

ARTICLE VI
EMINENT DOMAIN

Section 6.01.  Eminent Domain.  Without limiting any of Purchaser's other rights set forth in this Agreement, if, prior to the Closing, any portion of the Property shall be permanently taken or condemned or transferred by agreement in lieu of condemnation for any public or quasi-public use or purpose by any competent authority, Purchaser may, at its option, (a) terminate this Agreement by written notice to Seller, in which event all monies previously paid will be refunded and neither party shall thereafter have any further obligations to the other hereunder, (b) acquire only that portion of the Property which has not been taken, condemned or transferred, or (c) close the acquisition of the Property as provided herein.  If Purchaser elects to close, despite said taking, condemnation or transfer, Seller shall assign to Purchaser Seller's right, title and interest in and to any compensation award resulting from said taking, condemnation or transfer.

ARTICLE VII
CLOSING

Section 7.01.  Closing Schedule.  (a)  The closing of the purchase and sale of the Property to be conveyed under this Agreement (the "Closing", and the date of such Closing shall hereinafter be referred to as the "Closing Date") shall be held at the offices of the Title Company on or before one year from the closing of the Asset Purchase Agreement.  Notwithstanding the foregoing, the Purchaser shall have the right but not the obligation to complete the purchase of the Property at any time subsequent to the closing of the Asset Purchase Agreement by providing the Seller and the Title Company ten (10) days written notice of its intention to close the acquisition of the Property.

Section 7.02.  Delivery of Documents and Purchase Price.  (a) At the Closing, Seller shall deliver to Purchaser the following (the "Closing Documents"):

(i)           a general warranty deed in appropriate form to convey the Property to the Purchaser free and clear of any liens or encumbrances (the "Deed") subject to any agreed upon  Permitted Exceptions;

(ii)          an Owner's Title Policy covering the Property in the full amount of the Purchase Price to be paid therefor issued by the underwriter for the Title Company pursuant to the Title Binder as provided herein;

(iii)         any and all such other documents and instruments as may be reasonably necessary to effectuate the transfer of the Property as provided herein.

(b)           At the Closing, Purchaser shall deliver to Seller (i) the Purchase Price for the Property less the Initial Earnest Money, the $1,500,000 Cash Payment and any Additional Earnest Money in immediately available funds, either by wire transfer or cashier’s check, and (ii) any and all such other documents and instruments as may be reasonably necessary to effectuate the transfer of the Property and other transactions as provided herein.

Section 7.03.  Proration of Closing Costs and Expenses. (a) Ad valorem taxes for the Property for the then current year shall be prorated at the Closing effective as of the date of the Closing and shall be adjusted in cash to Purchaser at the Closing.  If the amount of taxes for the year in which the Closing takes place is not known at the time of the Closing, the apportionment of the taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation; provided, however, that any difference in ad valorem taxes for the year of sale actually paid by Purchaser shall be adjusted between the parties upon receipt of written evidence of the payment thereof.

(b)           Seller hereby agrees to pay and be responsible for the following Closing costs:

(i)           all fees and premiums for the Title Binder and for the Owner's Title Policy;

(ii)          one-half (2) of the Title Company's escrow fees;

(iii)         all costs and expenses incurred by or on behalf of Seller including Seller's attorney's fees; and

(iv)           such other incidental costs and fees provided herein to be paid by Seller or otherwise customarily paid by sellers of property in Dallas County, Texas in transactions of a similar nature to the transactions provided herein.

(c)           Purchaser hereby agrees to pay and be responsible for the following Closing costs:

(i)           all fees and premiums for a Mortgagee’s Title Policy, if any;

(ii)          the cost of recording the Deed to the Property;

(iii)         one-half (2) of the Title Company's escrow fees;

(iv)         all costs and expenses incurred by or on behalf of Purchaser including Purchaser's attorney's fees; and

(v)         such other incidental costs and fees provided herein to be paid by Purchaser or otherwise customarily paid by purchasers of property in Dallas County, Texas in transactions of a similar nature to the transactions provided herein.

Section 7.04.  Texas Property Code Section 5.010 Notice.

NOTICE REGARDING POSSIBLE
LIABILITY FOR ADDITIONAL TAXES

If for the current ad valorem tax year the taxable value of the land that is the subject of this Agreement is determined by a special appraisal method that allows for appraisal of the land at less than its market value, the person to whom the land is transferred may not be allowed to qualify the land for that special appraisal in a subsequent tax year and the land may then be appraised at its full market value.  In addition, the transfer of the land or a subsequent change in the use of the land may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in the use of the land.  The taxable value of the land and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the land is located.

ARTICLE VIII
TERMINATION, DEFAULT AND REMEDIES

Section 8.01.  Termination.  If this Agreement is terminated pursuant to any paragraph or provision hereof granting such power or by the mutual written consent of the parties hereto, the parties shall thereafter have no further obligation or liabilities to the other hereunder.  All monies held in escrow pursuant to this Agreement shall be returned to the appropriate party as provided for in the relevant section hereto.

Section 8.02.  Purchaser's Default and Seller's Remedies.  In the event Purchaser fails to fulfill any of its obligations hereunder, including all rental payments and obligations under the Lease, except as a result of Seller's default hereunder or the termination of this Agreement pursuant to any provision hereof, Seller shall have the sole right to terminate this Agreement and retain ALL the Earnest Money, Additional Earnest Money and monthly payments made by Purchaser, as liquidated damages for the breach of this Agreement.

Section 8.03.  Seller's Default and Purchaser's Remedies.  In the event Seller fails to fulfill any of its obligations hereunder, except as a result of Purchaser's default hereunder or the termination of this Agreement pursuant to any provision hereof, Purchaser shall have the right to (a) terminate this Agreement and receive the Initial Earnest Money, the Cash Payment, Additional Earnest Money and monthly payments made by Purchaser, as liquidated damages for the breach of this Agreement or  (b) enforce specific performance of this Agreement and require Seller to consummate the sale, transfer and conveyance of the Property to the Purchaser in accordance with the terms and conditions hereof.

ARTICLE IX
COMMISSION

Section 9.01.  Commission.  Each of the parties hereto hereby represents and warrants to the other parties that no real estate commissions or finder's fees are due or payable as a result of or in connection with this Agreement or the transactions contemplated herein to any person or agency, and that each of the parties hereby agrees to indemnify the other party and hold the other party harmless from and against any and all claims for real estate commissions and/or finders fees occasioned by its acts.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.01.  Date of Agreement.  The term "Date of this Agreement" as used herein shall mean the date, whichever is latest, this Agreement has been fully executed by Seller and Purchaser, as indicated by their signatures below.

Section 10.02.  Date of Performance.  In the event the Closing Date should fall on a legal holiday, Saturday or Sunday, such date shall be extended to the next working day which is not a legal holiday, Saturday or Sunday, and such next working day shall be considered to be the Closing Date.

Section 10.03.  Notices.   Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

If to Purchaser:	Rick's Cabaret International, Inc.
10959 Cutten Road
Houston, Texas 77066
Attention: Eric Langan
Telephone: (281) 397-6730
Facsimile: (281) 397-6765

with a copy to:	Axelrod Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, Texas 77007
Attention: Robert D. Axelrod
Telephone: (713) 861-1996
Facsimile: (713) 552-0202

If to Seller:	Wire Way, LLC
2300 Willow Bend
Plano, Texas 75093
Attention: George P. Kondos
Telephone: (972) 231-9924
Facsimile: (972) 231-8636

with a copy to:
Quilling, Selander, Cummiskey & Lownds, P.C.
2001 Bryan St., Suite 1800
Dallas, Texas 75201
Attn: Art Selander
Telephone: (214) 871-2100
Facsimile: (214) 871-2111

Any address for notice may be changed by written notice so given.

Section 10.04.  Attorney's Fees.  If either party shall be required to employ an attorney to enforce or defend the rights of such party hereunder, the prevailing party shall be entitled to recover reasonable attorney's fees incurred in connection therewith.

Section 10.05.  Survival.  Any portion of this Agreement not otherwise consummated at the Closing will not survive the Closing as a continuing agreement by and between the parties hereto.

Section 10.6.  Relationship of the Parties.  Nothing contained herein is intended to create, nor shall it ever be construed to make, Seller and Purchaser partners or joint venturers.

Section 10.7.  Compliance with Section 6045(e) of the Tax Reform Act of 1986.  The Title Company hereby agrees to (a) timely file returns with the Internal Revenue Service, on Form 1099-B or such other forms as instructed by the Internal Revenue Service, showing the gross proceeds of each transaction contemplated hereunder, the recipient thereof and such other information as the Internal Revenue Service may by form or regulation require from time to time, and (b) furnish Seller and Purchaser with a written statement showing the name and address of the Title Company and the information shown on such returns with respect to each such transaction.  These returns shall be filed to ensure that the parties to these transactions will be in compliance with Section 6045(e) of the Internal Revenue Code of 1986, as amended from time to time, and as further set forth in any regulations promulgated thereunder.

Section 10.8.  Sale Offer.  The execution of this Agreement by Seller constitutes an offer to sell the Property.  Unless this Agreement is accepted by Purchaser and a fully executed copy, along with the Initial Earnest Money, is delivered to the title company on or before 5:00 p.m., May 12, 2008, the offer set forth in this Agreement shall be automatically revoked and terminated.

Section 10.9.  Disclosures.  Seller expressly makes the disclosures set forth on the attached Exhibit C incorporated herein by reference.

Section 10.10.  Location of Flood Plain.  Seller makes no representation or warranty, express or implied, regarding the location of any 100 year flood plain or the impact of a 100 year flood plain on the Property.  Any costs or expenses associated with the revision of the 100 year flood plain or revision of the 100 year flood plain map, including (a) administrative and filing expenses for obtaining a conditional letter of map revision or letter of map revision, and (b) costs of construction to revise the 100 year flood plain, shall be borne solely and exclusively by Purchaser, and Seller shall have no liability therefor.

Section 10.11.  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 10.12.  Assignment; Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.  No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.

Section 10.13.  Public Announcements.   The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties.

Section 10.14.  Entire Agreement.  This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

Section 10.15.  Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws.  In any action between or among any of the parties, whether arising out of this Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Dallas County, Texas.

Section 10.16.  Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 10.17.  Costs and Expenses.   Each party shall pay their own respective fees, costs and disbursements incurred in connection with this Agreement.

Section 10.18.  Section Headings.  The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

Section 10.19.  Attorney Review - Construction.  In connection with the negotiation and drafting of this Agreement, the parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

Section 10.20.  No Third-Party Beneficiaries.  Nothing in this Agreement will confer any third party beneficiary or other rights upon any person or any entity that is not a party to this Agreement.

Section 10.21.  Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXECUTED on the dates stated below:

SELLER:		PURCHASER:

WIRE WAY, LLC,		RCI HOLDINGS, INC.,
a Texas limited liability company		a Texas corporation

By:	/s/ George P. Kondos	By:	/s/ Eric Langan
	George P. Kondos, Manager		Eric Langan, President

May 10, 2008		May 10, 2008
Date of Execution		Date of Execution

AGREED AND ACKNOWLEDGED WITH
RESPECT TO SECTION 5.02 ONLY BY:

RCI ENTERTAINMENT (NORTHWEST HIGHWAY), INC.:

By:	/s/ Eric Langan
Eric Langan, President

ACKNOWLEDGMENT

The undersigned Title Company hereby acknowledges its receipt of an executed copy of this Agreement and the Earnest Money provided herein (if any) and, further, agrees to comply with and be bound by the terms and provisions of this Agreement, including, without limitation, those terms relating to disposition of the Earnest Money (if applicable) and compliance with Section 6045(e) of the Internal Revenue Code of 1986, as amended from time to time, and as further set forth in any Regulations or forms promulgated thereunder.

REPUBLIC TITLE OF TEXAS, INC.

By:	/s/ Shelby Newton
Name:	Shelby Newton
Title:	Escrow Officer
Date:	May 12, 2008

Address:	2626 Howell, 10th Floor
Dallas, Texas 75204
Telephone:	(214) 754-7782
Facsimile:	(214) 855-8898
Email:	snewton@republictitle.com